Geovic Mining Corp. Announces 2007 Results

April 3, 2008 – Grand Junction, CO - Geovic Mining Corp. (“Company” or “We”; TSX:GMC), an international mining company preparing to develop a cobalt, nickel and manganese deposit through its 60%-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), reported its audited financial results for 2007 on March 31, 2008.

A summary of the Company’s audited financial information is as follows:

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands)

	December 31,
	2007	2006
ASSETS
Current assets	$79,393	$9,465
Long term assts	3,543	267
Total assets	$82,936	$9,732
LIABILITIES
Current liabilities	$1,553	$1,773
Contingent liability	241	241
Total liabilities	1,794	2,014
Minority interest in subsidiaries	1,878	-
STOCKHOLDERS’ EQUITY
Total stockholders’ equity	79,264	7,718
Total liabilities and stockholders’ equity	$82,936	$9,732

CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. dollars in thousands, except share amounts)

	Years ended December 31,
	2007	2006	2005
EXPENSES (INCOME)
Expenses	$14,711	$6,158	$2,820
Interest income	(3,235)	(176)	(1)
Minority interest	(3,214)	-	-
Net loss before income taxes	(8,262)	(5,982)	(2,819)
Income tax expense (benefit)	(414)	860	-
Net loss	$(7,848)	$(6,842)	$(2,819)
Net loss per share	$(0.09)	$(0.16)	$(0.07)
Weighted average shares outstanding	92,046,871	44,008,591	38,241,826

CONSOLIDATED STATMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	Years ended December 31,
	2007	2006	2005

Cash used in operating activities	$(9,911)	$(4,318)	$(2,185)
Cash used in investing activities	(3,360)	(101)	(3)
Cash provided by financing activities	82,376	12,858	3,087
Net increase in cash and cash equivalents	69,105	8,439	899
Cash and cash equivalents beginning of year	9,374	935	36
Cash and cash equivalents end of year	$78,479	$9,374	$935

Cash and Cash Equivalents

At December 31, 2007, the Company had cash and cash equivalents of approximately $78.5 million (including cash held by GeoCam) compared to $9.4 million at December 31, 2006.

Operations

2007 Compared to 2006:
We have substantially no current revenue and expect to continue to generate losses and negative cash flows from operations for at least the next two fiscal years.

We had a consolidated net loss of $7.8 million for the year ended December 31, 2007 compared to a net loss of $6.8 million in 2006. The increase in the loss in 2007 was primarily due to higher operating expenses, both in Cameroon and in the United States. The Company had significantly more cash resources in all of 2007 as a result of its two public offerings and the capital contribution to GeoCam by the minority shareholders. GeoCam significantly increased property evaluation costs to $4.2 million in 2007 from $1.1 million in 2006, due to the expanded efforts at its Cameroon properties. Office exploration costs in Cameroon increased to $3.4 million in 2007 from $1.6 million in 2006. This increase was primarily due to an expanded exploration program, the hiring of additional personnel, both company and outside contractors, and the requisite expansion of the supporting infrastructure to support the advancement of the Nkamouna project.

As a result of the additional cash, interest income increased to $3.2 million in 2007 from $0.2 million in 2006. The 2007 loss was reduced by the $3.2 million received by GeoCam from the minority shareholders.

During 2007, the Company also began acquiring mineral properties and incurring exploration costs in Colorado, Wyoming and Arizona. The acquisition of these properties was approximately $2.8 million and the exploration costs were $0.9 million in 2007, of which there was none in the prior year. The Company’s administrative expenses also increased to $3.3 million in 2007 from $1.6 million in 2006. The primary components of this increase were attributable to increases in accounting, legal and other professional services as a result of becoming a public company, which increased to $2.2 million in 2007 from $0.7 million in 2006.

The Company’s salary expense also increased to $1.5 million in 2007 from $0.6 million in 2006. This increase was due to the hiring of several new employees as well as a salary adjustment for existing officers and key management to make their compensation commensurate with similar sized companies in the mining industry. Stock-based compensation increased to $2.1 million in 2007 from $1.1 million in 2006 due to additional options granted during the year at a higher estimated value. Income tax expense decreased from $0.9 million in 2006 to nil for 2007; the Company anticipates a recovery of $0.4 million of taxes paid in the prior year as a result of its loss in 2007.

Cash Flows and Obligations

2007 Compared to 2006:
Our primary source of cash during 2006 was proceeds from the sale of our securities. We received $4.5 million from private placements of equity which were completed on May 24, 2006. We also received net proceeds of approximately $9.5 million from the subscription receipt financing upon completion of the reverse takeover transaction on December 1, 2006.

On March 6, 2007, we closed a public offering outside the United States and received net proceeds of $42.6 million after commissions and related expenses.

On April 27, 2007, the Company completed a follow-on offering and received net proceeds of approximately $29.6 million, after commissions and related expenses.

At December 31, 2007 we had cash and cash equivalents of approximately $78.5 million. Our cash resources included approximately $76 million of net proceeds we received from the two public offerings we completed in 2007, including an exercise of the over-allotment option on May 30. The funds are invested in U.S. dollar money market funds which invest in short-term investment grade debt and money market securities.

During the fourth quarter of 2006 the Company’s principal source of cash was the reverse takeover transaction that closed on December 1. At December 31, 2006, we had cash and cash equivalents of approximately $9.4 million, and working capital of approximately $7.7 million, compared to cash of $0.9 million and working capital of approximately $0.7 million at December 31, 2005.

Capital Resources and Liquidity

The Company generally expects that GeoCam will require additional financing in 2008 to complete the infrastructure at the Nkamouna project site, build the mine, roads, processing facility and employee housing and to operate the Nkamouna project until cash flow is established after the mine commences operation, which is expected to occur in 2010. We expect that GeoCam should be able to secure project debt financing from one or more of several international financing institutions which have expressed interest in participation, however there are no commitments.

The Company expects that such external debt financing will fund approximately 60%-65% of required capital over the two-year start-up period. The owners of GeoCam will be required to contribute the remaining balance of the project financing arrangements, of which Geovic is responsible for 60% based on its 60% ownership position in GeoCam. Thus, we expect that a significant portion of the cash identified on the balance sheet will be required for that purpose.

The Company expects that GeoCam exploration and pre-development activities will significantly increase in 2008, and $6.5 million has been budgeted by GeoCam for those purposes. By summer 2008 GeoCam expects to receive the final results optimizing the feasibility study, which the Company expects will improve project economics and technical aspects of the project. The optimization study will also evaluate expected benefits from the addition of processing circuits to produce manganese carbonate and scandium. Thereafter, GeoCam will proceed diligently to seek commitments for debt and other financing for the Nkamouna project.

U.S. Mining Leases and Claims

Through our wholly-owned subsidiary, Geovic Energy Corp., we are actively engaged in the strategic acquisition, exploration and development of other mineral properties to diversify our portfolio of mineral exploration and development opportunities.

Arizona Properties

Through geologic mapping and geochemical sampling, the Company has identified several new areas of gold and uranium mineralization in the Whetstone Mountains, located 64 kilometers (40 miles) southwest of Tucson, Arizona. The Company located 51 federal lode claims covering approximately 1,000 acres of expected uranium mineralization in the northern Whetstone Mountains. In addition to the indicated uranium mineralization in the area, the pre-Cambrian hosted shear zones also appear to contain anomalous fluorite, copper and gold. In the same general area, the Company also leased approximately 16.8 square kilometers (6.5 square miles) of state of Arizona mineral lands covering a newly identified gold occurrence. The total cost of leasing the state land and staking the mineral claims was about $24,000. The work commitment on the state mineral lands is $41,000 per year. The annual fee to hold the 51 mineral claims on federal lands is approximately $9,000.

The Whetstone Mountain area where the claims are located was previously explored in the 1970s and 1980s by Rocky Mountain Energy (Union Pacific Railroad) and Unocal (Union Oil Co of California), at a time when members of the Company’s management were employed by the latter company. Related documentation compiled by those early operators show that the newly acquired properties have significant uranium oxide (U3O8) mineralization hosted in high-angle shear zones within the pre-Cambrian granite complex that forms the core of the Whetstone Mountains. The Company plans to re-drill the historic resource areas, and test for extensions when it begins a drilling program later this year or early 2009.

On the state mineral leases containing the new gold occurrence, the Company collected 33 surface rock chip samples of the previously unexplored area, covering a zone 600 feet x 1,800 feet (185m x 550m), underlain by quartz stockwork with associated alteration features. These samples assayed up to 1.0 gram of gold per tonne (1.0 gm/t), and averaged 0.1 gm/t. Additional sampling is planned, possibly followed by geophysical surveys before a drilling program is designed to test for economic gold concentrations within the indicated epithermal gold-quartz system.

Colorado/Wyoming Properties

We have also targeted and are acquiring fee mineral leases over the known uranium deposits in the Denver-Cheyenne Basin of Northeastern Colorado and Southeastern Wyoming. These 15-year mineral leases cover large portions of the six (6) main known uranium deposits in Weld County, Colorado and Goshen County, Wyoming. As of the end of 2007, we have incurred approximately $2.82 million in leasing costs to acquire approximately 15,500 acres believed to host historical uranium deposits at depths ranging from 120 feet to 600 feet below the surface. The acquired properties are known to host shallow Cretaceous age sandstone “roll-front” uranium deposits. These deposits are believed to average in excess of 7 feet of uranium mineralization, with average grades between 0.07 to 0.20% U3O8, as established by other operators in the 1970s, including Union Oil of California, by whom several members of management of the Company were then employed. Through the leases it now holds, Geovic Energy has control over much of the known mineralized area in Eastern Weld County, Colorado and Goshen County, Wyoming.

Geovic Energy is planning an extensive development-drilling program to re-confirm the historical resources, with the goal of establishing reserves. This will be followed, as soon as practical, by environmental and related engineering studies.

About Geovic Mining Corp.

The Company, through its 60% ownership of Geovic Cameroon PLC, is planning to develop the first of seven potential cobalt-nickel-manganese deposits in Cameroon, Africa. The S&P profile and other information is available at Geovic Mining’s website, www.geovic.net.

The Nkamouna project is estimated to contain 54.7 million tonnes of proven and probable ore reserves at average grades of 0.25% cobalt, 0.69% nickel and 1.33% manganese. Technical and financial information about the project are included in a January 18, 2008 43-101-compliant Technical Report prepared by the independent engineering firm, Pincock Allen & Holt. Nkamouna is the first of seven potential cobalt-nickel-manganese deposits to be developed on GeoCam’s Mining Permit.

The Company is also evaluating other mineral properties, prospects and interests in the United States and other parts of the world to diversify our portfolio of mineral properties.

The Company’s financial information is available on SEDAR (www.sedar.com) or on EDGAR (www.sec.gov).

Contacts:

Geovic Mining Corp. Greg Hill CFO (970) 256-9681 ghill@geovic.net

Andrew Hoffman VP Investor Relations (720) 350-4130 ahoffman@geovic.net

Vanguard Shareholder Solutions Inc. Keith Schaefer (604) 608-0824 www.vanguardsolutions.ca On behalf of the Board John E. Sherborne, CEO

Statements contained in this press release that are not historical facts are forward-looking statements (within the meaning of the Canadian securities legislation) that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to the future price of metals; the estimation of mineral reserves and resources; the timing and amount of estimated future production, costs of production, and capital expenditures; costs and timing of the development of new deposits; and success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. In certain cases, forward-looking statements can be identified by the use of words such as “proposes”, “expects”, “is expected”, “scheduled”, “estimated”, “intends”, or variations of such words and phrases or state that certain actions, events or results “will” occur. Forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks related to operations; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes, other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities and other factors as described in detail in the Company’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.